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PRICING SUPPLEMENT NO. 47 DATED                         Filed Pursuant to
MARCH 11, 1999 TO PROSPECTUS DATED                      Rule 424(b)(5)
AUGUST 26, 1998, AS SUPPLEMENTED BY                     File No. 333-60795
PROSPECTUS SUPPLEMENTS DATED SEPTEMBER 24, 1998

                          CMS ENERGY CORPORATION

    General Term Notes (servicemark of J.W. Korth & Company), Series E
                Due 9 Months to 25 Years from date of issue

      Pursuant to the terms of a Distribution Agreement as supplemented by certain letter agreements, the Company has appointed the Agents referred to below as agents through which General Term Notes (servicemark of J.W. Korth & Company) (the "Notes") may be offered by the Company on a continuous basis. Additional Agents may be designated under the Distribution Agreement from time to time. Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated August 26, 1998, as supplemented by the Prospectus Supplements dated September 24, 1998.

Aggregate Principal Amount:             $ 1,754,000.00
Original Issue Date
  (Settlement Date):                    March 16, 1999
Stated Maturity Date:                   March 15, 2002
Issue Price to Public:                  100.00% of Principal Amount
Interest Rate:                          6.750% Per Annum
Interest Payment Dates:                 March 15 and September 15 and
                                        semi-annually thereafter,
                                        commencing September 15, 1999

Survivor's Option:                      [ X ] Yes      [  ] No
Optional Redemption:                    [    ]  Yes    [X] No

                                        Principal Amount of Notes
      Agent                             Solicited by Each Agent

First of Michigan Corporation           $    79,000.00
Prudential Securities Incorporated      $   543,000.00
J.J.B. Hilliard, W.L. Lyons, Inc        $   500,000.00
J.W. Korth & Company                    $   632,000.00
      Total                             $ 1,754,000.00

                                        Per Note Sold by
                                        Agents To Public         Total

Issue Price:                            $     1,000.00      $ 1,754,000.00
Agent's Discount or Commission:         $         5.00      $     8,770.00
Maximum Dealer's Discount or
  Selling Concession:                   $         7.00      $    12,278.00
Proceeds to the Company:                $       988.00      $      1,732,952.00

CUSIP Number:  12589QE77